Exhibit 10.10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), made effective as of February 22, 2010 by and between Bandwidth.com, Inc., a Delaware corporation (the “Company”) and Carmichael Investment Partners, LLC, a Delaware limited liability company (the “Consultant”).

RECITALS:

A. The Company desires to engage the Consultant to provide the Services as more fully set forth herein.

B. The Consultant desires to provide such Services to the Company (the Consultant and Company, collectively referred to as the “Parties”) on the terms and for the compensation set forth herein.

NOW THEREFORE, in consideration of the actual accounts and promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Exclusive Engagement.

a. The Company hereby engages the Consultant as a consultant to perform the Services (as defined in Section 2 below) subject to the terms and conditions of this Agreement, and the Consultant hereby accepts such engagement for and in consideration of the compensation hereinafter provided and agrees to use its best efforts in performing the Services. The Consultant shall perform its obligations hereunder in compliance with the terms of this Agreement and any and all applicable laws and regulations.

b. The Consultant acknowledges that during the term of this Agreement as defined in Section 3 below, the Consultant shall provide services exclusively to the Company within the areas of the Company’s business and shall not be engaged by, or perform any services for, any company or organization involved in a substantially similar business of the Company, provided, however, that i) Consultant’s exclusivity of services (including the Services as defined in Section 2) to the Company may be waived by the Company on a case-by-case basis, and any waiver shall be acknowledged in writing by the Parties; and ii) nothing in this Section 1.b shall restrict the Consultant from performing services for his employer(s) named on Schedule A in compliance with the other provisions of this Agreement and the Proprietary Information and Inventions Agreement attached as Exhibit I. The Consultant acknowledges that this engagement is conditioned upon, and is made in reliance on, the provisions of this paragraph. The Company retains the right to appoint additional consultants as the Company, in its sole and unrestricted judgment, may from time to time determine to be in the best interests of the Company without liability or obligation to the Consultant.

2. Services and Ownership by Intellectual Property.

a. The Consultant agrees to render services of an advisory or consulting nature as described in the Statement of Work attached as Schedule A hereto and incorporated herein by reference (the “Services”). The character and scope of the Services may be revised only by a written modification to this Agreement signed by both parties.

b. The Consultant hereby acknowledges that the Company shall own the intellectual property created by the Consultant during the course of his performing the Services, and the Consultant shall execute the Company’s standard Proprietary Information and Inventions Agreement in substantially the form attached hereto as Exhibit I concurrent with the execution of this Agreement.

3. Term. The term of this Agreement for the Services shall commence on the date hereof and shall continue so long as an Affiliate (as defined in the Investors’ Rights Agreement, dated as of the date hereof) of the Consultant serves on either the Company’s Board of Directors or the Company’s Board of Advisors; provided, however, (X) the Company may terminate this Agreement upon thirty (30) days’ prior notice to the Consultant if (i) the Consultant no longer holds at least a majority of the issued and outstanding shares of the Company’s Series A Preferred Stock; or (ii) the Company’s Series A Preferred Stock issued by the Company to the Consultant on or about the date hereof convert into shares of the Company’s Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time); and (Y) this Agreement may be terminated immediately by the Company upon written notice to the Consultant of a breach or nonperformance by the Consultant of any material provision of this Agreement.

4. Compensation and Support. The Company shall compensate the Consultant for the performance of the Services at such times and in such amounts as set forth in the Statement of Compensation and Support attached as Schedule B hereto and incorporated herein by reference.

5. Status as Independent Contractor. Consultant acknowledges that it is an independent contractor to the Company and not an employee of the Company. Consultant further acknowledges that he is liable for any and all federal, state, local, social security, unemployment and other taxes assessed on, against or in connection with the consulting fees to be paid hereunder, and that the Company will not withhold any amounts from such consulting fees. Consultant agrees to indemnify and hold the Company harmless from and against any damages, claims, assessments, interest, penalties or other amounts incurred by or charged against the Company as a result of any action by any federal, state or local government in connection with the classification of Consultant or any employee, agent or representative of Consultant as an independent contractor.

6. No Conflict. The Consultant hereby represents and warrants that his service to the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Consultant represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevents the full performance of his duties and obligations hereunder.

7. Limitations. Nothing in this Agreement shall be construed to give the Consultant authority to represent the Company before any court or governmental or regulatory agency without the express prior authorization of the Company. All files, books, accounts, records and other information of any nature, however recorded or stored, and related to the Company (the “Records”) shall at times belong to the Company and to the extent possessed by the Consultant hereunder, such possession shall be for the benefit of and as agent for the Company. The Consultant’s possession of the Records is at the will of the Company and is solely for the purpose of enabling the Consultant to perform his obligations hereunder. The Records shall be readily separable from the records of the Consultant.

8. Indemnification. The Consultant shall defend, release, indemnify and hold the Company and its directors, officers, stockholders, employees and agents and the personal representatives and assigns of each, harmless from and against any and all claims, suits, liability, costs and expenses, including, without limitation, attorneys’ fees and expenses, in connection with any act or omission of the Consultant in connection with the provision of the Services.

9. Notices. All notices, demands, requests or other communications which may be or arc required to be given, served or sent by one party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent via a nationally recognized delivery service, or sent via by email or telefax (as listed below), addressed as follows:

If to the Company:	Bandwidth.com, Inc. 4001 Weston Parkway Cary, NC 27513 Attention: CEO/President
Telephone: 919-297-1010 Email: dmorken@bandwidth.com Fax: 919-238-9908

With a copy to:

Bandwidth.com, Inc. 4001 Weston Parkway Cary, NC 27513 Attention: General Counsel

Telephone: 919-439-2626 Email legal@bandwidth.com Fax: 919-238-9908

If to the Consultant:	Carmichael Investment Partners, LLC 6000 Fairview Road, Suite 1200 Charlotte, NC 28210 Email: brian.bailey@carmichaelpartners.com Fax: 704-552-3770

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be delivered, given or sent. Documents delivered by hand shall be deemed to have been received upon delivery; documents sent by email or telefax shall be deemed to have been received when the answer back is received; and documents sent by mail shall be deemed to have been received upon their receipt, or at such time as delivery is refused by the addressee upon presentation.

10. Security. The Consultant agrees that he will at all times comply with all security regulations in effect from time to time at the Company’s premises or applicable outside such premises, to materials belonging to the Company. The Consultant agrees not to use or disclose to any party any information, systems, equipment, ideas, processes or methods of operation observed in connection with the performance of his/her obligations hereunder.

11. Assignment. Neither this Agreement or any interest herein or any rights hereunder shall be sold or assigned by the Consultant, nor shall any of the duties of the Consultant hereunder be delegated to any person, firm or corporation, without prior notice to and consent of the Company. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12. Standard of Care. The Consultant warrants that he will exercise due diligence to perform the Services in a professional manner in compliance with all applicable laws and regulations and the highest ethical standards. In addition, the Consultant represents and warrants that any information which he may supply the Company during the term of this Agreement (i) will have been obtained by the Consultant lawfully and from publicly available sources and (ii) will not be confidential or proprietary to any third person. Nothing in this Agreement shall be construed as authorizing or encouraging the Consultant to obtain information for the Company in violation of any third party’s rights to copyright or trade secret protection.

13. Miscellaneous.

a. The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only on the written consent of the Company and the Consultant.

b. The provisions of this Agreement are reasonable as to duration and scope, and any breach of this Agreement by Consultant will cause irreparable damage to the Company. In the event of such breach by Consultant, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations hereunder.

c. Each provision of this Agreement shall be treated as a separate and independent clause, and that the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

d. Section headings and numbers used in this Agreement are included for convenience of reference only, and, if there is any conflict between any such numbers and headings, and the text of this Agreement, the text shall control. Each of the statements set forth in the premises of this Agreement is incorporated into the Agreement as a valid and binding representation of the party or parties to whom it relates.

e. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to the choice of law principles thereof, and the venue and forum for any legal action or any agreed to alternative dispute resolution proceeding shall lie in Wake County, North Carolina, and any judicial action or proceedings shall be before the proper state or federal court having venue for Wake County, North Carolina.

f. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g. This Agreement, including the Schedules hereto and together with the Proprietary Information and Inventions Agreement attached as Exhibit I hereto, represents the entire agreement of the parties with respect to the subject matter hereof and supersedes in the entirety any and all prior written or oral agreements with respect thereto.

h. Neither party shall have the right under this Agreement to use the name, servicemark, trademark or trade names of the other, unless prior written approval has been obtained. Any such approval or authorization shall cease upon termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Consulting Agreement as of the date and year first above written.

BANDWIDTH.COM, INC.

By:	/s/ David Morken
Name:	David Morken
Its:	Chief Executive Officer

CARMICHAEL INVESTMENT PARTNERS, LLC

By:	/s/ Brian D. Bailey
Name:	Brian D. Bailey
Its:	Managing Partner

Schedule A

STATEMENT OF WORK

In connection therewith, the Consultant’s duties shall include, without limitation:

•	If at any time Kevin J. Martin does not serve on the Company’s Board of Directors, the Company may, subject to the appointment by the Company Board of Directors, request that an Affiliate of the Consultant serve on the Company’s Board of Advisors where such service and duties shall be at the pleasure of the Company’s Board of Directors.

•	Provide consultation, guidance, advice and recommendations regarding: communications and telecommunications business strategy; regulatory policy and strategy at the federal and state levels; telecommunications and communications industry issues and relations; and communications and telecommunications products and services (such as those considered or offered by the Company), including internet and data services, unified communications services, VOIP communications services, wireless communications services, and managed network services.

•	Provide exclusive representation of the Company in matters involving communications industry relations, including matters of Company strategic importance that are impacted by the positions, policies or strategic objectives of other telecommunication or communications service providers.

•	Make reports and recommendations to assist the Company in the implementation of such advice and recommendations in such form and at such time as the Company may request.

If requested by the Company, the Consultant will cause all such duties to be performed by Kevin J. Martin. If the Consultant is unable to cause Kevin J. Martin to perform such duties for any reason, the Company may terminate the Agreement to which this Schedule A is attached pursuant to Section 3.

Schedule B

COMPENSATION AND SUPPORT

Cash Compensation:

Consultant shall be paid $10,000 per month for the Services. Payment shall be due on the first business day of each month in arrears and shall be pro-rated in any given month to the extent the Services are not performed by the Consultant for their entirety of such month.

Exhibit I

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT